Exhibit 99

Edison Mission Energy
18101 Von Karman Avenue
Irvine, California 92612

March 25, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

This will confirm that Edison Mission Energy has received a letter from Arthur Andersen LLP ("Arthur Andersen") with respect to Arthur Andersen's audit of the consolidated financial statements of Edison Mission Energy and its subsidiaries for the year ended December 31, 2001. Arthur Andersen's letter certifies that the audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Very truly yours,

/s/ Kevin M. Smith Kevin M. Smith Senior Vice President, Chief Financial Officer and Treasurer